As filed with the Securities and Exchange Commission on April 12, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GAMMON GOLD INC.

(Exact name of registrant as specified in its charter)

Canada	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

56 Temperance Street, Suite 501 Toronto, Ontario M5H 3V5	N/A
(Address of Principal Executive Offices)	(Zip Code)

Capital Gold Corporation 2006 Equity Incentive Plan

Nayarit Gold Inc. Stock Option Plan

Amendment No. 1 to Amended and Restated Engagement Agreement with Christopher M. Chipman

Amendment No. 3 to Amended and Restated Engagement Agreement with J. Scott Hazlitt

Amendment to Offer of Employment Letter with Michael M. Aiello

Amendment to Offer of Employment Letter with Kelly Cody

Amendment to Offer of Employment Letter with Katherine E. O’Brien

(Full title of the plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8700

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Jeffrey D. Symons, Esq.

Jason K. Zachary, Esq.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Telephone: (212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value	609,421 shares(2)	$4.90(4)	$2,983,750(4)	$346.41
Common Shares, no par value	310,375 shares(3)	$10.40(5)	$3,227,902(5)	$374.76
Common Shares, no par value	192,687 shares(6)	$6.98(4)	$1,344,653(4)	$156.11
Total	1,112,483 shares			$877.29

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares that become issuable by reason of any dividend, split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of our outstanding Common Shares.
(2)	Represents the aggregate number of Common Shares issuable upon the exercise of outstanding and unexercised stock options under the Capital Gold Corporation 2006 Equity Incentive Plan.
(3)	Represents the aggregate number of Common Shares issuable to the respective employees for any change of control payment payable in Common Shares at the sole election of the Registrant pursuant to their respective engagement agreement or employment letter, as amended.
(4)	Estimated solely for purposes of calculating the amount of the registration fee and computed pursuant to Rule 457(h)(1) under the Securities Act, based upon the weighted average exercise price of the stock options issued and outstanding under the applicable equity plan. The number of Common Shares subject to outstanding awards or available for issuance under the plans as of the closing of the merger and registered hereunder and the applicable exercise price have been calculated pursuant to the exchange ratio set forth in the Merger Agreement (as defined under the section entitled Explanatory Note below).
(5)	Estimated solely for purposes of calculating the amount of the registration fee and computed pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices per share of the Common Shares on April 8, 2011, as reported on the New York Stock Exchange.
(6)	Represents the aggregate number of Common Shares issuable upon the exercise of outstanding and unexercised stock options under the Nayarit Gold Inc. Stock Option Plan.

EXPLANATORY NOTE

Effective as of April 8, 2011, pursuant to an Agreement and Plan of Merger, dated as of October 1, 2010, among Gammon Gold Inc. (the “Registrant”), Capital Gold AcquireCo, Inc., a wholly-owned subsidiary of the Registrant, and Capital Gold Corporation (“CGC”), as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 29, 2010, as amended by Amendment No. 2 to the Agreement and Plan of Merger, dated as of March 9, 2011, and as amended by Amendment No. 3 to the Agreement and Plan of Merger, dated as of March 17, 2011 (collectively, the “Merger Agreement”), the Registrant acquired all of the issued and outstanding shares of CGC and, as a result of the transaction, CGC became a wholly-owned subsidiary of the Registrant.

Pursuant to the terms of the Merger Agreement, upon completion of the transactions contemplated by the Merger Agreement, each outstanding and unexercised option to purchase shares of CGC common stock became fully vested and automatically converted into an option (“Converted Option”) to acquire common shares, without par value (“Common Shares”), of the Registrant, according to formulas set forth in the Merger Agreement. Additionally, upon completion of the transactions contemplated by the Merger Agreement, the Registrant, CGC and certain executive officers and employees of CGC amended their existing employment agreements or employment letters to provide that any change of control payment paid shall be payable in Common Shares or in cash at the sole election of the Registrant.

This Registration Statement on Form S-8 is being filed for the purpose of registering Common Shares (i) issuable upon the exercise of Converted Options outstanding under the Capital Gold Corporation 2006 Equity Incentive Plan, (ii) issuable upon the exercise of Converted Options outstanding under the Nayarit Gold Inc. Stock Option Plan and (iii) issuable for any change of control payment payable in Common Shares at the sole election of the Registrant.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are incorporated in this Registration Statement by reference:

(a)	The Registrant’s Annual Report on Form 40-F for the year ended December 31, 2010, filed with the Commission on March 23, 2011;

(b)	The Registrant’s Reports on Form 6-K, filed on January 10, 2011, January 12, 2011, January 21, 2011, January 27, 2011, February 8, 2011, February 22, 2011, February 23, 2011 (two filings), February 24, 2011, March 1, 2011 (two filings), March 8, 2011, March 10, 2011, March 11, 2011, March 16, 2011, March 18, 2011, April 6, 2011 and April 11, 2011; and

(c)	The description of the Registrant’s Common Shares contained in the Registrant’s Registration Statement on Form 8-A filed on October 9, 2008.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of Common Shares to be issued in connection with this Registration Statement will be passed upon for the Registrant by Fasken Martineau DuMoulin LLP. As of the date hereof, to the Registrant’s knowledge, the partners and associates of Fasken Martineau DuMoulin LLP beneficially own, directly or indirectly, less than one percent of the securities of the Registrant.

Item 6.	Indemnification of Directors and Officers.

The laws of Quebec and the Registrant’s Articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act.

Sections 159, 160, 161 and 162 of the Business Corporations Act (Quebec) (the “QBCA”) provide as follows:

159. Subject to Section 160, a corporation must indemnify a director or officer of the corporation, a former director or officer of the corporation, a mandatary, or any other person who acts or acted at the corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if:

(1) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and

(2) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

The corporation must also advance moneys to such a person for the costs, charges and expenses of a proceeding referred to in the first paragraph.

160. In the event that a court or any other competent authority judges that the conditions set out in subparagraphs (1) and (2) of the first paragraph of Section 159 are not fulfilled, the corporation may not indemnify the person and the person must repay to the corporation any monies advanced under that section.

Furthermore, the corporation may not indemnify a person referred to in Section 159 if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to the corporation any moneys advanced.

161. A corporation may, with the approval of the court, in respect of an action by or on behalf of the corporation or other group referred to in section 159, against a person referred to in that section, advance the necessary monies to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if the person fulfills the conditions set out in that section.

162. A corporation may purchase and maintain insurance for the benefit of its directors, officers and other mandataries against any liability they may incur as such or in their capacity as directors, officers or mandataries of another group, if they act or acted in that capacity at the corporation’s request.

The Bylaws of the Registrant provide that, subject to the limitations contained in the QCA, the Registrant shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Registrant’s request as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor or a person who undertakes or has undertaken any liability on behalf of the Registrant or any such body corporate and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if:

(a) he acted honestly and in good faith with a view to the best interests of the Registrant; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

In addition, the Registrant and CGC have agreed that, upon the closing of the merger discussed in the Explanatory Note above, one current member of the board of directors of CGC will be appointed to the Registrant’s board of directors. The Registrant has also agreed to use commercially reasonable efforts to elect such person to serve as a member of the Registrant’s board of directors. The Registrant has agreed in the Merger Agreement to indemnify all present and former directors, officers and employees of CGC and its subsidiaries against costs and expenses in connection with certain claims arising from matters existing or occurring prior to completion of the merger. The Registrant has also agreed to maintain a directors’ and officers’ insurance and indemnification policy (or an equivalent “tail” insurance policy) for present and former officers and directors of CGC and its subsidiaries with respect to facts or events occurring prior to merger completion, subject to certain limitations.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Canada on April 12, 2011.

GAMMON GOLD INC.

By:	/s/ Scott Perry
	Name:	Scott Perry
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints René Marion and Scott Perry, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 12, 2011.

Signature	Title

/S/ RENÉ MARION René Marion	President and Chief Executive Officer and Director

/S/ SCOTT PERRY Scott Perry	Chief Financial Officer (principle financial officer and principal accounting officer)

/S/ DR. LUIS CHAVEZ Dr. Luis Chavez	Corporate Director of Mexican Operations and Director

/S/ COLIN BENNER Colin Benner	Chairman of the Board of Directors (principal executive officer)

/S/ RICHARD M. COLTERJOHN Richard M. Colterjohn	Director

/S/ TERRENCE COOPER Terrence Cooper	Director

/S/ ALAN R. EDWARDS Alan R. Edwards	Director

/S/ GEORGE D. ELLIOT George D. Elliot	Director

/S/ JOSEPH SPITERI Joseph Spiteri	Director

/S/ RONALD E. SMITH Ronald E. Smith	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of the Registrant in the City of Golden, Colorado, United States on April 12, 2011.

GAMMON LAKE RESOURCES (USA), INC.

By:	/s/ Peter Drobeck
	Name:	Peter Drobeck
	Title:	Senior Vice President of Exploration and Business Development

EXHIBIT INDEX

Exhibit Number	Description
4.1

Capital Gold Corporation 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to Capital Gold Corporation’s Quarterly Report on Form 10-QSB for the quarterly period ended October 31, 2006 and filed on

December 19, 2006).

4.2	Amendment 2009-1 to the Capital Gold Corporation 2006 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Capital Gold Corporation’s Current Report on Form 8-K filed on July 24, 2009).

4.3	Nayarit Gold Inc. Stock Option Plan.

5.1	Opinion of Fasken Martineau DuMoulin LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page of this Registration Statement).

99.1	Amended and Restated Engagement Agreement, dated as of January 1, 2009, between Capital Gold Corporation and Christopher M. Chipman.

99.2	Amendment No. 1 to Amended and Restated Engagement Agreement, dated April 7, 2011, between Capital Gold Corporation and Christopher M. Chipman.

99.3	Amended and Restated Engagement Agreement, dated as of January 1, 2009, between Capital Gold Corporation and J. Scott Hazlitt.

99.4	First Amendment to Amended and Restated Engagement Agreement, dated as of March 18, 2010, between Capital Gold Corporation and J. Scott Hazlitt.

99.5	Second Amendment to Amended and Restated Engagement Agreement, dated as of July 19, 2010, between Capital Gold Corporation and J. Scott Hazlitt.

99.6	Amendment No. 3 to Amended and Restated Engagement Agreement, dated April 7, 2011, between Capital Gold Corporation and J. Scott Hazlitt.

99.7	Employment Letter, dated September 12, 2007, between Capital Gold Corporation and Michael M. Aiello.

99.8	Amendment to Offer of Employment Letter, dated April 7, 2011, between Capital Gold Corporation and Michael M. Aiello.

99.9	Employment Letter, dated April 3, 2008, between Capital Gold Corporation and Kelly Cody.

99.10	Amendment to Offer of Employment Letter, dated April 7, 2011, between Capital Gold Corporation and Kelly Cody.

99.11	Employment Letter, dated October 7, 2009, between Capital Gold Corporation and Katherine E. O’Brien.

99.12	Amendment to Offer of Employment Letter, dated April 7, 2011, between Capital Gold Corporation and Katherine E. O’Brien.